Exhibit 99.2

November 3, 2008

Don Volk - Kenexa - CFO

Thank you, (operator). With me today is Rudy Karsan, our Chief Executive Officer and Troy Kanter, our President and Chief Operating Officer. Today we will review Kenexa’s third quarter 2008 results and provide guidance for the fourth quarter and full-year 2008, then we will open up the call for questions.

Before we begin let me remind you that this presentation may contain forward-looking statements that are subject to risks and uncertainties associated with the Company’s business. These statements may concern, among other things, guidance as to future revenues and earnings, operations, transactions, prospects, intellectual property and the development of products. Additional information that may affect the Company’s business and financial prospects, as well as factors that would cause Kenexa’s actual performance to vary from our current expectations, are available in the Company’s filings with the Securities and Exchange Commission.

Also I would like to remind you that today’s call may not be reproduced in any form without the express written consent of Kenexa. We may refer to certain non-GAAP financial measures of this call. I will discuss the reconciliation of adjusted numbers to GAAP numbers and a reconciliation schedule showing the GAAP versus non-GAAP is currently available on our Company website with the press release issued earlier today. Our website is located at www.kenexa.com.

I will now turn the call over to Rudy Karsan. Rudy?

Rudy Karsan - Kenexa - CEO

Thanks, Don, and thanks to all of you for joining us on the call to review our third quarter results. Back on September 10th, we revised our revenue and profitability outlook for the quarter and the full year 2008 based on two factors – the increasingly difficult macroeconomic environment and the strengthening of the US dollar, which negatively impacts our reported revenue given the fact that international operations have been the fastest growing component to our revenue.

Our results for the quarter were consistent with our revised outlook, however, the business environment deteriorated even worse than expected as turmoil in the financial markets during the last few weeks of the quarter created a situation in which customers paused to evaluate the status of the global economy and markets. While we see a segment of customers moving ahead with new deals and strategic projects, the level of scrutiny placed on any and all investments is at the highest level we have seen in our years being in business

We have said in the past that we believed the talent management market would face strong headwinds if the unemployment rate were to reach 5%. We have not only passed that level, but there are now fears that the unemployment rate may reach the upper single digit range in the quarters ahead.

Our business is clearly feeling the impact of the macroeconomic environment and the short-term slowdown in the talent management market. That said, our business has a solid foundation and we remain well positioned for the long-term. We have significant critical

November 3, 2008

mass, a global presence, strong balance sheet and a business model that enables us to generate significant profitability and cash flow. We are staying true to a commitment we have reiterated many times – namely, that in the most difficult of times we would make the tough decisions to continue delivering profitability and cash flow to ensure the long-term health of Kenexa.

To that end, we recently took action to reduce our workforce by approximately 11 to 12% in an effort to align our cost structure for the lower revenue run rate we expect to see in the fourth quarter. This was a difficult decision, but we are in a difficult macroeconomic environment. Importantly, these cuts will not slow our product delivery commitments or development plans, and our service delivery and customer support efforts will continue to receive the highest level of commitment and focus as this is an area that is core to our company, our culture, our value and our competitive differentiation.

It is uncertain when the business environment will improve, but we are managing our business with the view that the macro environment will remain challenging throughout 2009. We will continue to monitor the health of the global economy in order to drive investment decisions across our business, as well as to take appropriate actions to balance delivering profitability and cash flow for our shareholders with ensuring that we are well positioned to drive long-term growth.

If we look at the details of our business, the core ATS piece is clearly holding in the best on a relative basis at the moment. More deals are making it through the funnel in this area, and customers are continuing to renew at a high rate. We estimate that the ATS related component to our business was up on a quarter-to-quarter basis during the third quarter. It is also worth pointing out that we believe our competitive win rates, while already high, have improved noticeably in this area over the course of the past several quarters. We believe the primary driver to this has been our investment in R&D, in particular relative to the significant enhancements of our BrassRing offering – which we believe is now clearly the best-of-breed offering for the high-end of the market place.

In the past we have shared with you that the RPO segment of our business, given the structure of the engagements, was most exposed to a slowdown in the global hiring and economic trends. To this point, more than 25% of our RPO clients have frozen hiring, and there is a chance that number could climb. This obviously reduces our revenue that is tied directly to the number of employees we hire.

To provide increased data on our RPO business, revenues in 2Q were approximately $18.5 million and we currently expect to do around $12 million in RPO revenue during the fourth quarter. As we have discussed before, our RPO revenue is not 100% services-based, it also includes software and content to a degree. We expect to continue providing our specific RPO revenue on a quarterly basis, at least as long as the economic environment remains challenging and uncertain.

It is also important to reiterate the key reasons that we remain firmly committed to this business, in spite of the short-term decline in revenue. First, our overall profitability is enhanced by our RPO business; second, it provides Kenexa with domain expertise that no other talent management software company has; third, in many cases, we are able to bundle our software and content into the overall relationship; and finally, this brings significant value to our customers.

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Kenexa appreciates that the revenue associated with this business can be more variable than a pure subscription model, however, we firmly believe the ultimate winners in the talent management space will deliver not only software and content, but there will be a requirement to have services expertise and an outsourced offering available to customers. As such, we will continue to invest in this business and aggressively pursue new customer relationships.

The final area of our business that I would point out relates to our content and surveys. In this case, we have seen a segment of customers delay implementations and projects to the extent possible, but on the other hand we continue to see a high level of interest in our solutions and we are signing up new customers – which is evidenced in part by the healthy overall number of new preferred partner customers that we added in the quarter..

Turning to some of the key metrics that we normally report. We added over 40 preferred partner customers during the quarter. This compares to over 50 preferred partner customers added last quarter, and over 40 preferred partner customers added during the year ago period. The sequential decline reflects the slowdown in decisions that I referred to at the beginning of my remarks, but it also shows that there are still a good number of deals moving forward.

On the talent acquisition side of our business, we closed business with customers such as CIBC, Immet Mining, Kone, GMAC, Kohl’s, Autotrader.com and Transglobal. As it relates to our employee retention solutions, we closed business with customers such as Health Plus Michigan, South Florida Water, Rich Products and Community Transit. Our growing customer base provides Kenexa with a growing opportunity to expand our relationships over time.

Our P-cubed metric, which measures the average annual revenue contribution of our top 80 customers, was over $1.4 million during the third quarter, which was consistent with last quarter’s level and up from $1.1 million during the year ago quarter. While we expect a flattening of this figure during the current environment, the value that Kenexa brings to customers is reflected by the fact our P-cubed metric has seen a CAGR of 40% over the course of the last 5 years. As Kenexa demonstrates value, we see customers expanding their commitment to Kenexa as their strategic talent management vendor.

When the economic environment does stabilize, and it will…..and improve, as it will…..we continue to believe that Kenexa will be a primary beneficiary. We believe that optimizing talent management processes are considered a top long-term strategic priority for a growing number of companies and while short-term uncertainty has created strong headwinds, long-term demand drivers are not going to change any time soon – aging of the workforce, declining tenure, globalization, skill shortages and employee mobility just to name a few.

While it is clear that our general tone on the business environment, like our customers, is cautious right now, we are very bullish on Kenexa’s position within the market. At our analyst day on September 10th we noted that the size of our pipeline in the “verbal win” selection stage was at an all-time high. This continues to be the case. We are confident that we will close on many of these deals and a growing number of other opportunities when the economic environment improves and companies increasingly move forward with new projects. Kenexa is highly differentiated by our business model that combines software, content and services – and we continue to enhance our market position.

November 3, 2008

On the product front. Kenexa continues to invest heavily in our products, which was evidenced by our being recognized as one of the market leaders in the area of e-Recruitment software by the Gartner Group last quarter. During the third quarter, our SimsSJT solution earned one of Human Resource Executive Magazine’s 2008 Top HR Product of the year awards. In addition, we continue to expand the scope of our value proposition, most recently with the introduction of Kenexa Learning Management solution. Kenexa is the only talent management vendor that can serve as a single source of recruiting, onboarding, assessment, learning, performance management, career development, succession planning and employee lifecycle survey solutions.

In summary, we believe Kenexa is well positioned to not only weather this storm, but to also continue building on our strong market position as a result of our differentiated value proposition, expanding suite of solutions, large global footprint and industry leading domain expertise. Talent management is a good long-term market, and we are a market leader.

I will now turn it over to Don, to review our third quarter results and fourth quarter outlook in more detail.

Don Volk - Kenexa - CFO

Thanks, Rudy. Let me begin by reviewing our results for the third quarter, starting with the P&L. Total revenue for the third quarter was $54.0 million, in-line with our revised guidance of $54 to $56 million. Total revenue increased 15% on a year-over-year basis, while it decreased 4% on a sequential basis.

From a geographic perspective, our revenue mix of domestic vs. international revenue was consistent with the previous quarter at 74%/26%. The sequential decline in international revenue was driven primarily by the strengthening of the US dollar.

Within total revenue subscription revenue was $43.0 million, representing growth of 13% on a year-over-year basis and a decrease of 2% sequentially. Subscription revenue was 80% of total revenue, which is at the high-end of our targeted mix of the high 70% to 80% range.

In the spirit of providing extra data relative to our RPO business, we will further share RPO’s contribution to our subscription revenue. RPO represented approximately $9 million of our subscription revenue in the third quarter – keeping in mind that RPO engagements also include our technology solutions in many cases.

Our clients typically purchase multi-year subscriptions with an average length of approximately two years. During the third quarter, our renewal rates declined from our typical 90-plus percent range to the high-80 percent range. The decline in renewal rates was predominantly related to a renewal that was delayed for a couple of months. To be clear, based on our discussions, we firmly believe this client will ultimately renew their relationship with Kenexa.

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The remaining $11 million of our total revenue in the third quarter came from other and professional services, which increased 28% over last year but declined 14% compared to the second quarter of 2008. The sequential decrease in our “Other” revenue was driven by two primary factors: first, a slowdown in our consulting revenue; and second, a slowdown in hiring leading to reduced success fees with our RPO customers. Both of these are a side effects of the more challenging economic environment.

Turning to profitability, we will be providing non-GAAP measures for each third quarter 2008 expense category, which excludes stock-based compensation charges associated with the implementation of FAS 123(R) and amortization of intangibles associated with previous acquisitions. All comparisons will be using the non-GAAP current period results.

Non-GAAP gross margin was 70% in the quarter, consistent with the level in the second quarter and compared to 71% in the year ago quarter.

Non-GAAP sales and marketing expense came in at $10.2 million, or 19% of revenue, consistent with the level of the second quarter and up slightly from 18% in the prior year quarter.

Non-GAAP R&D expense came in at $3.6 million, or 7% of revenue, which is consistent with our long-term target of 6 to 9%, and comparable to 7% last quarter but down from 10% in the year ago quarter. Of note, the sequential decline in reported R&D spend was driven by the US dollar – Rupee exchange rate, as a significant portion of our R&D is executed in our low cost, offshore location.

Non-GAAP G&A expenses were approximately $11.7 million or 22% of revenue, which is an increase from 21% in the previous quarter and 19% in the prior year quarter. During the quarter, our G&A expense included approximately $100,000 in charges related to our Indian office move to Vizag. As previously discussed these one-time moving charges are being recognized throughout the year of 2008. We do not expect to incur these charges in 2009.

Our non-GAAP income from operations was $10.3 million for the third quarter, consistent with our revised guidance of $10.3 to $10.6 million and representing a 19% non-GAAP operating margin. During the third quarter our non-GAAP tax rate for reporting purposes was 22%, resulting in non-GAAP net income of $8.2 million. Based on 22.8 million shares outstanding, non-GAAP diluted earnings per share were $0.36, consistent with our revised guidance and an increase from $0.33 in the year ago quarter.

Turning to our results on a GAAP basis, which include $1.3 million related to the allocation of stock-based compensation, and $1.5 million related to the amortization of intangibles associated with previous acquisitions, the following were expense levels determined in accordance with GAAP: Cost of revenue $16.5 million; sales and marketing $10.3 million; R&D $3.8 million; and G&A $12.7 million. For the third quarter our GAAP income from operations was $7.5 million. Net income applicable to common shareholders was $5.4 million, resulting in GAAP diluted EPS of $0.24.

A reconciliation of GAAP to non-GAAP expenses and income from operations can be found in our press release and current report on Form 8-K filed with the SEC.

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Kenexa had cash, cash equivalents and short and long term investments of $43.9 million at September 30, 2008, a decrease of $5.4 million from the end of the prior quarter. The decrease in cash was due to approximately $8 million used to pay contingent consideration associated with prior period acquisitions. During the quarter, the Company generated $8.7 million in positive cash from operations, and used approximately $5 million associated with capital expenditures.

Accounts receivable DSOs were 65 days at the end of the quarter compared to 65 days at the end of the prior quarter and 60 days at the end of the year-ago quarter.

Our deferred revenue at the end of the quarter was $37 million, down from $38.7 million at the end of the prior quarter and up from $35.1 million entering the year.

I’d now like to turn to guidance for the full year and the fourth quarter of 2008. For the fourth quarter of 2008 we expect the following. Revenue to be $45 million to $47 million. We currently estimate that our fourth quarter subscription revenue will be flat to slightly down with the just reported quarter, with the sequential decline being driven primarily by our “other” revenue. It is also worth nothing that within the sequential decline, approximately $3 million is due solely to adverse movements in Fx based on recent exchange rates.

To put in perspective the decline in our total revenue run rate from approximately $56 million in 2Q to $46 million at the mid-point of our guidance in 4Q. Approximately $3 million relates to the adverse impact of the strengthening US dollar on our reported revenue, with approximately $6 to 7 million due to the slowdown of our RPO revenue. This also shows how the technology solutions component to our business has been relatively resilient during the economic downturn.

With the completion of our headcount reduction, we currently expect to deliver a 14 to 15% non-GAAP operating margin at our targeted revenue level – which translates to non-GAAP operating income of approximately $6.3 million to $7.0 million. Assuming a 22% tax rate for reporting purposes and 22.6 million shares outstanding, we expect our diluted non-GAAP earnings per share to be $0.22 to $0.25.

Our full year 2008 outlook, based on our just reported third quarter results and fourth quarter guidance, is total revenue of $203.6 million to $205.6 million. Non-GAAP operating income of $36.6 million to $37.3 million. Assuming a 22% tax rate for reporting purposes, and 22.9 million shares outstanding, we expect our diluted non-GAAP EPS to be $1.29 to $1.32. As a reminder, our full-year 2008 guidance includes a one-time charge related to the opening of our new office space in India, which we have incurred throughout the year.

Of note, our fourth quarter and full year 2008 non-GAAP guidance excludes the impact of restructuring charges associated with the previously mentioned headcount reduction. We currently estimate that the restructuring charge will be in the range of $2.0 million to $2.5 million.

In summary, we have taken action to put Kenexa in position to continue delivering solid profitability and cash flow during this very challenging economic time period. We will continue to manage with this focus. The macro environment will eventually improve, and we believe Kenexa will emerge with an even stronger market position.

We’d now like to turn it over to the operator to begin the Q&A session. Operator?